EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS ANNOUNCES THE LAUNCH OF NEOVISC® SINGLE DOSE

LONDON, ONTARIO - June 18, 2009 - Stellar Pharmaceuticals Inc. ("Stellar" or "the Company") (OTCBB:SLXCF.OB), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced at their annual shareholders meeting held on June 17, the launch of NeoVisc® Single Dose in the Canadian market.

Peter Riehl, Stellar’s President & CEO, stated, “The osteoarthritis market is an extremely large market, currently affecting about 10% of the global population.  As our population continues to age, the prevalence of osteoarthritis will also grow providing tremendous opportunity for products such as NeoVisc.  The Company is pleased to be able to offer the convenience of NeoVisc Single Dose, as a single injection alternative, to physicians and their patients.  Although the relief period on the single dose may not be as long as the current 3 dose NeoVisc treatment, the Company felt is was important to respond to market demand for convenience and yet maintain an affordable alternative.”

Stellar is currently the only company across Canada to provide a natural linear molecular hyaluronate product in both a single and three injectable dose format.

About NeoVisc®

NeoVisc is a viscosupplement that when injected into the effected joints, offers patients a drug-free method to treat the pain of osteoarthritis ("OA"). NeoVisc is available in Canada, Europe, Asia, Middle East and the Caribbean as a three injection product administered over a two-week period.  The 3 dose NeoVisc has been shown to provide symptomatic relief of OA pain for an average of 6-12 months.  There are certain situations however, where administering the 3 dose treatment is difficult to schedule for certain patients in a busy practice.  NeoVisc Single Dose provides physicians and patients the convenience of a single injection treatment.  This single injection provides symptomatic relief but usually over a shorter duration than the 3 dose NeoVisc.  Both the NeoVisc Single Dose and 3 dose NeoVisc use a natural, linear hyaluronan derived from a fermentation process, unlike competitors that use an altered, cross-linked hyaluronan.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst® its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.

-OR-

Arnold Tenney, Chairman

Peter Riehl, President & CEO

(416) 587-3200

(519) 434-1540

email – corpinfo@stellarpharma.com